UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): October 10, 2023
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LPSN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On October 10, 2023, LivePerson, Inc. (“LivePerson” or the “Company”) and certain selling equityholders of e-bot7 GmbH (“e-bot7”) agreed to amend the terms of the share purchase agreement pursuant to which LivePerson acquired e-bot7 with respect to certain contingent potential earnout payments under the agreement.

LivePerson completed the acquisition of e-bot7 in July 2021 for a purchase price of $50.7 million, consisting of approximately $24.3 million in cash, $20.2 million in shares of common stock of the Company, and potential earn-out consideration of up to $8.8 million in common stock of the Company, payable based on achieving certain objectives and milestones.

Pursuant to the amended terms, in full satisfaction of all potential earnout payments under the merger agreement, the parties agreed that (i) a total of 1,190,425 shares of common stock of the Company would be issued to certain of the selling equityholders of e-bot7 on or around October 12, 2023 and (ii) additional shares of common stock of the Company, in a quantity dependent on the market price of common stock of the Company but not exceeding a total of 809,575 shares, would be issued to such selling equityholders of e-bot7 on or around October 19, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	October 13, 2023	By:	/s/ Monica L. Greenberg
Monica L. Greenberg
Executive Vice President, Policy and General Counsel